Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

March 12, 2007

Contact: Keith Schroeder

Chief Financial Officer

(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY REPORTS HIGHER QUARTERLY

SALES AND EARNINGS

PRYOR, OKLAHOMA (March 12, 2007) – Orchids Paper Products Company (AMEX:TIS) today reported new quarterly record net sales in the fourth quarter of 2006 of $17.3 million, an increase of $1.3 million or 8% higher than the $16.0 million of net sales reported for the fourth quarter of 2005. The increase in net sales was primarily the result of a 12% increase in the net selling price per ton of converted products being partially offset by a 7% reduction in the tons of converted product shipped. In the 2006 quarter, approximately 600 tons of parent rolls were sold at market prices, which generally are lower than converted product prices, resulting in a 9% net increase in the net selling price per ton. For the full year 2006, net sales totaled $60.2 million, an increase of $2.5 million, or 4%, over the prior year period. The increase in net sales for the year 2006 was primarily due to a 2.4% increase in converted product shipments and the shipment of approximately 1,200 tons of parent rolls. The net selling price per ton for the 2006 year was flat with the 2005 period which was the result of a 1% increase in converted product selling prices being mostly offset by the price per ton of parent roll sales.

Net income for the fourth quarter was $994,000, or $.15 per diluted share, an increase of $.09 when compared with net income of $452,000, or $.06 per diluted share, in the same period of 2005. Net income for full year 2006 was $732,000, or $.11 per diluted share, compared with net income of $1,392,000, or $.30 per diluted share, in the same period in 2005.

The Company’s net income in the fourth quarter and full year 2006 was augmented by income tax benefits in both the fourth quarter and full year 2006 of $553,000 and $564,000, respectively, increasing net income per diluted share by $.08 and $.09, respectively. At the statutory rate of 34%, our full year tax expense would have been $57,000. The reason the full-year benefit is reflected essentially all in the fourth quarter is that income before income taxes was negative during the nine months ended September 30, 2006, which, coupled with an estimated effective tax rate of 2%, resulted in a small benefit being recorded for that period. The primary cause of the variance from the statutory rate was the benefit of Oklahoma Investment Tax Credits (OITC) and, to a lesser extent, the effect of Indian Employment Credits. The majority of the OITC results from the Company’s $34.6 million investment in a new paper machine. This tax credit is expected to benefit earnings over the next four years as the investment incentive is earned ratably over 5 years. The Company expects to claim $720,000 in OITC in each of the next four years. The effects of the Indian Employment Credits were recognized in the fourth quarter because the extension of that benefit was not enacted into law until December 2006. Non-deductible stock option expense partially offset the foregoing benefits.

Gross profit for the fourth quarter of 2006 was $2.6 million, an increase of $689,000, or 37%, when compared with a gross profit of $1.9 million in the prior year quarter. Gross profit as a percent of net sales increased to 14.8% in the fourth quarter of 2006 compared to 11.7% for the same period in 2005. Gross profit and gross profit as a percentage of net sales was favorably affected by a lower consumption of external parent rolls, sales of internally produced parent rolls to third parties and a lower cost of internally produced parent rolls, which were partially offset by an unfavorable sales mix, higher depreciation expense, higher packaging costs and higher converting labor costs. Production from the Company’s new paper machine allowed the Company to reduce the consumption of externally produced paper by approximately 4,000 tons in the fourth quarter of 2006 compared to the same period in 2005 and to sell approximately 600 tons of internally produced parent rolls in the fourth quarter of 2006 versus none in the fourth quarter of 2005. A change in the level of overall business with certain large customers was the primary reason for the less favorable shift in product mix . The Company began recording depreciation of approximately $340,000 per quarter on its new paper machine in July 2006. Gross profit for full year 2006 was $7.0 million, a decrease of $946,000, or 12%, compared to gross profit of $7.9 million in the same period in 2005. Gross profit as a percent of net sales decreased to 11.6% in the year ended December 31, 2006 compared to 13.7% in the same period in 2005. The decrease in gross profit and gross profit as a percent of net sales for the year period was due to higher cost of converting labor, increased depreciation, less favorable sales mix and higher packaging costs which factors were partially offset by a lower overall cost of parent rolls.

Selling, general and administrative expenses in the fourth quarter of 2006 totaled $1.3 million, an increase of $55,000, or 4%, when compared with selling, general and administrative expenses of $1.2 million in the fourth quarter of 2005. The increase was primarily due to higher public company costs and higher sales commission expense. For the full year 2006, selling, general and administrative expenses totaled $4.9 million, an increase of $307,000, or 7%, when compared to the same period in 2005. The increase was primarily comprised of public company expenses and higher packaging related artwork expenses being partially offset by lower stock option expense and a net reduction of the cost associated with a management services agreement which has since been cancelled. The Company’s public company expenses were lower in the 2005 period because the Company was privately held until the completion of its initial public offering in July 2005.

Interest expense for the fourth quarter of 2006 totaled $854,000 compared to interest expense of $127,000, net of capitalized interest of $264,000, in the same period in 2005. For the full year 2006, interest expense totaled $1.98 million, net of capitalized interest of $992,000, an increase of $767,000 compared to $1.21 million of interest expense, net of capitalized interest of $411,000, in the same period in 2005. The increase in gross interest expense in both 2006 periods was primarily due to borrowings pursuant to our construction loan facility for the new paper machine project, which totaled $15.0 million at the completion of the project in October 2006.

The Company’s new paper machine began production in early June 2006. Production from the new paper machine to-date has met the Company’s projected start-up curve. As a result of the increased overall paper production, the Company has not purchased any recycled parent rolls since late June 2006. The total cost of the project was approximately $34.6 million, excluding capitalized interest of $1.4 million. The project was funded using all of the $15.0 million in net proceeds from the initial public offering on July 14, 2005, the entire $15.0 million available under the construction loan facility, borrowings under the revolving credit line and available cash.

“We are pleased with the performance of our new paper machine during the start-up period and look forward to the cost benefits this investment will provide to our future operating costs,” said Michael Sage, President and Chief Executive Officer. “The private label tissue market continues to be very competitive and being a low-cost producer is paramount to our success. The production from our new paper machine has both lowered our internal cost of production and has allowed us to eliminate parent roll purchases, thereby lowering our overall paper production costs. We will remain focused on improving the operating performance of all of our assets in an effort to continue to lower our operating costs. Product content changes to certain of our converted products were implemented in early 2007 to address continuing cost pressures. Volatile energy and increasing waste paper prices continue to make this a challenging market.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products which it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

This release contains forward-looking statements. These statements relate to, among other things:

•	the Company’s business strategy;
•	the market opportunity for the Company’s products, including expected demand for its products; and
•	any of the Company’s other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 28, 2006, and the following items: (1) competition in its industry; (2) adverse developments in its relationships with key customers; (3) impairment of the ability to meet its obligations and restrictions on future operations due to its substantial debt; (4) availability and price of energy; (5) the loss of key personnel; (6) disruption in supply or cost of waste paper; (7) variable interest rate exposure; (8) labor interruptions; (9) natural disaster or other disruption to its facility; (10) ability to finance the capital requirements of its business; (11) cost to comply with government regulations; and (12) failure to maintain an effective system of internal controls necessary to accurately report its financial results and prevent fraud.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.